Exhibit (a)(4)

EMCORE CORPORATION

OFFER TO AMEND ELIGIBLE OPTIONS

WITHDRAWAL FORM

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., MOUNTAIN TIME,

ON DECEMBER  17, 2008 UNLESS THE OFFER IS EXTENDED

You previously received (1) an offer (the “Offer”) from EMCORE Corporation (“EMCORE”) to amend your Eligible Options as described in the Offer to Amend Eligible Options dated November 19, 2008 (the “Offer to Amend”) and (2) a personalized Letter of Transmittal for your Eligible Option(s).  You completed, signed and delivered your Letter of Transmittal in which you tendered one or more Eligible Option(s) for amendment pursuant to the Offer.  You should submit this Withdrawal Form only if you now wish to change your decision and withdraw one or more of your tendered Eligible Options.  Capitalized terms not defined herein shall have the meaning assigned to such terms in the Offer to Amend.

The Offer is currently set to expire at 11:59 p.m., Mountain Time, on December 17, 2008 (the “Expiration Date”), unless EMCORE, in its discretion, extends the period of time during which the Offer will remain open.  In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed Withdrawal Form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

EMCORE must receive your properly completed and signed Withdrawal Form and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.

Please note that if you withdraw any tendered Eligible Option, that withdrawn Eligible Option will not be amended and will continue to remain outstanding under the EMCORE Corporation 2000 Incentive  Stock Option Plan, as amended and restated (the “Plan”) and the existing stock option amendment agreement between you and EMCORE with its existing terms, including the below-market exercise price component that violates Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Accordingly, if you take no other action to bring your withdrawn Eligible Options into compliance with Section 409A, then you may be subject to the adverse tax consequences described in the Offer to Amend.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

If you wish to withdraw any tendered Eligible Option, please indicate your intent on the form attached to this notice as Schedule A by checking the box on such schedule labeled “Withdraw This Eligible Option” next to each particular Eligible Option you wish to withdraw.

You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer.  However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date by properly completing and signing and timely delivering a new Letter of Transmittal to EMCORE by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

EMCORE must receive your properly completed and signed new Letter of Transmittal and other required documents before 11:59 p.m., Mountain Time, on the Expiration Date.  If EMCORE extends the Offer beyond that time, EMCORE must receive your properly completed and signed new Letter of Transmittal and other required documents before the extended Expiration Date of the Offer.

SIGNATURE

Employee Name:  _______________________________

E-mail Address:  ________________________________

Signature  ______________________________________                                                                                                           Date  ____________________

Please read the instructions on the following pages of this Withdrawal Form and then complete, sign and date and return this entire Withdrawal Form before 11:59 p.m., Mountain Time, on December  17, 2008 by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

Delivery of the Withdrawal Form and other required documents by any other means is not permitted.

DELIVERY OF THIS WITHDRAWAL FORM IN ANY WAY OTHER THAN AS DESCRIBED ABOVE AND IN THE INSTRUCTIONS BELOW WILL NOT CONSTITUTE A VALID DELIVERY OF THIS WITHDRAWAL FORM.

Schedule A

Date of Grant	Current Exercise Price Per Share	Fair Market Value Per Share on Date of Grant	Eligible Options Granted	Number of Shares Underlying Eligible Options	Withdraw This Eligible Option

	$	$			□
	$	$			□

EMCORE CORPORATION

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Withdrawal Form.  To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed Withdrawal Form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

EMCORE must receive your properly completed and signed Withdrawal Form and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.  If EMCORE extends the Offer beyond that time, EMCORE must receive your properly completed and signed Withdrawal Form and other required documents before the extended Expiration Date of the Offer.

The method of delivery of all documents, including this Withdrawal Form, any new Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee.  EMCORE recommends that you keep a copy of your Withdrawal Form and any new Letter of Transmittal.  In all cases, you should allow sufficient time to ensure timely delivery.

EMCORE intends to send an “Acknowledgement of Receipt” within two business days after we receive your Withdrawal Form or any new Letter of Transmittal.  If you have not received an Acknowledgement of Receipt within this time period, you should confirm that EMCORE has received your submissions by contacting Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.  If EMCORE does not have a record of receipt of your submissions, EMCORE may request that you show it evidence of those submissions.  EMCORE recommends that you keep a copy of your submissions and proof of delivery, facsimile confirmation or other transmittal confirmation in case EMCORE asks you for evidence of timely submission.

By submitting this Withdrawal Form, you will have withdrawn one or more of your tendered Eligible Option(s) from the Offer, and the withdrawn option(s) will not be amended pursuant to the terms of the Offer.  You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer.  However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date.  If EMCORE extends the Offer beyond the Expiration Date, you may retender your withdrawn Eligible Option(s) at any time until the extended Expiration Date of the Offer.  You will not be deemed to have made a valid retender of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal in accordance with the tender procedures described in the Offer to Amend and the Letter of Transmittal.  The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any Withdrawal Form you have submitted.  Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or Withdrawal Form received by us prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal.  You will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form received by EMCORE prior to the Expiration Date.

Although it is EMCORE’s intent to send you confirmation of receipt of this Withdrawal Form, by signing this Withdrawal Form, you waive any right to receive any notice of the withdrawal of your tendered Eligible Option(s) from the Offer.

2. Signatures on this Withdrawal Form.  Except in accordance with the next sentence, this Withdrawal Form must be executed by the Eligible Option holder.  If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to EMCORE of the authority of that person to act in that capacity must be indicated on this Withdrawal Form.

3. Other Information on this Withdrawal Form.  In addition to signing this Withdrawal Form, you must print your name (exactly as it appears on the Letter of Transmittal you previously submitted) and indicate the date on which you signed the Withdrawal Form.

4.           Requests for Assistance or Additional Copies.  Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the Letter of Transmittal, this Withdrawal Form or the Stock Option Amendment and Cash Payment Agreement may be directed to Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com. Copies will be furnished promptly at EMCORE’s expense.

5.           Irregularities.  EMCORE will determine, in its sole discretion, all questions as to the form of documents and the validity, form and eligibility (including time of receipt) of withdrawals of Eligible Options pursuant to the Offer.  EMCORE reserves the right to reject any or all withdrawals of Eligible Options that it determines do not comply with the terms and conditions of the Offer, are not in proper form or are unlawful to accept.  EMCORE also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any withdrawal of Eligible Options with respect to any particular Eligible Option or any particular Eligible Optionee.  No withdrawal of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing Eligible Optionee or waived by EMCORE.  Neither EMCORE nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to EMCOE, nor will anyone incur any liability for failure to give any such notice.

6.           Additional Documents to Read.  You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or Withdrawal Form, the Offer.

7.           Important Tax Information.  You should refer to Sections 2 and 15 of the Offer to Amend and the information under the heading “Certain Risks Related to Participating in This Offer” in the Offer to Amend, which contain important U.S. federal tax information concerning the Offer.  You are strongly encouraged to consult with your personal tax, financial and legal advisors to determine the tax and other consequences of your participation in the Offer.

IMPORTANT: THIS WITHDRAWAL FORM MUST BE RECEIVED BY EMCORE BY 11:59 P.M., MOUNTAIN TIME, ON THE EXPIRATION DATE.